SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

June 1, 2003
Date of Report (Date of Earliest Event Reported)

The Taiwan Fund, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	811-04893	042942862
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

225 Franklin Street, Boston, Massachusetts	02110
(Address of Principal Executive Offices)	(Zip Code)

(212) 662-2789
(Registrant’s Telephone Number, Including Area Code)

Item 9. Regulation FD Disclosure.
SIGNATURES
THE TAIWAN FUND, INC. REVIEW

Item 9. Regulation FD Disclosure.

     Pursuant to Regulation FD Rules 100-103, The Taiwan Fund, Inc. (the “Fund”) furnishes the June 2003 Monthly Review on the Fund by the Fund’s investment adviser.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 17, 2003

By:	/s/ Carol Wang

Name: Carol Wang
Title: Secretary and Treasurer

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THE TAIWAN FUND, INC. REVIEW

June 2003

HSBC Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: (8862) 2325-7888
Taipei 106, Taiwan	Fax: (8862) 2706-5371

Portfolio Review

     The TAIEX rallied in June, driven by continued momentum in the technology sector. In US dollar terms, the TAIEX moved up 7.25% in June while the Fund posted a return of 6.03%. Although our investments in the technology sector performed well, our other investment focuses, particularly China Harvest stocks, performed poorly in June. For example, the auto sector only returned 2.37% in NT dollar terms. Nevertheless, we are still confident that the investments in China Harvest stocks and returns from such investments should gradually catch up and help us outperform our long-term benchmark.

     For July, we still maintain a positive outlook on the market although increased volatility is expected in response to recent strong advances. We will slightly increase our weighting in the technology sector in anticipation of the traditional hot season for this sector. On the other hand, we will trim our weighting in the materials sector where we expect to see relatively weaker performance.

     A legislative referendum that may trigger sensitive issues such as a vote on independence is likely to be a political concern for the market in July. The outcome of the referendum is likely to affect the election strategy of the ruling party and, as a corollary, the market. As we move into the third quarter during which unofficial election campaigns are expected to be launched, we predict that the market will be increasingly affected by the political climate. It is important for us to follow and evaluate such events, as our investments in China Harvest stocks are strongly correlated to these political outcomes.

Total Fund Sector Allocation

As of 06/30/03	% of	% of
	Total Fund	TAIEX
Semiconductor	21.08	22.00
PC & Peripherals	17.67	15.37
Banking	11.32	18.19
Electronics	7.88	9.08
Plastics	7.87	7.11
Telecommunication	6.91	7.47
Transportation	3.79	2.40
Electricals	3.47	1.38
Auto	2.97	1.79
Steel	2.92	3.47
Textile	1.76	1.91
Rubber	1.70	0.80
Chemical	0.90	1.43
Wire & Cable	0.74	0.71
Cement	0.51	0.78
Others	4.53	6.11
Total	96.02	100.00
Cash	3.98
Tech	53.95	54.46
Non-Tech	34.73	27.35
Financial	11.32	18.19
Total Net Asset: US$175.47M

Top 10 Holdings of Total Fund Portfolio

As of 06/30/03	% of Total Portfolio
Taiwan Semiconductor	8.65
Chunghwa Telecom	3.12
Mediatek Incorporation	3.09
Asustek Computer Inc	2.90
Compal Electronic	2.85
Quanta Computer	2.80
China Motor	2.50
China Steel Common	2.31
Nan Ya Plastic	2.26
AU Optronics Corp	2.26
Total	32.74

NAV: US$10.72	Price: US$9.16	Prem.: -14.55%
No. of Shares: 16.4M

Total Returns in US$ (%)**

	The Taiwan Fund, Inc.	Taiwan Stock Exchange Index
One Month	6.03	7.25
Fiscal Year to Date	-5.18	7.86
One Year	-10.67	-8.34
Three Years	-22.63	-19.36
Five years	-6.94	-8.52
Ten Years	0.37	-0.72
Since Inception	5.90	9.99

**	Total returns are historical and assume changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns for periods of less than one year are not annualized.

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Premium/Discount of TWN

Taiwan Fund Premium/Discount

1993/01/01-2003/06/30

Market Data

	As of 05/30/03	As of 06/30/03
TAIEX	4555.90	4872.15
% change in NTD terms	9.83	6.94
% change in USD terms	10.27	7.25
NTD Daily avg. trading volume (In Billions)	47.15	101.29
USD Daily avg. trading volume (In Billions)	1.36	2.93
NTD Market Capitalization (In Billions)	9270.84	9943.83
USD Market Capitalization (In Billions)	267.08	287.29
FX Rate: (US$/NT$)	34.71	34.61

Taiwan’s Macro Economics Review

          Source: HSBC AMTW

     The ISM inventory index failed to increase as expected in June. However, we view this as a temporary pullback with an expected increase to be seen in July. If the up trend does not materialize in July, we should be more cautious about economic recovery, which may not be as strong as we expected.

*	Disclaimer: This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures mentioned above are unaudited. This report is not an offer to buy or sell, or a solicitation of an offer to buy or sell the securities mentioned.

*	Effective from 1st November 1999, the daily NAV of the Fund is available at Lipper and CDA Weisenberger, or you may call toll free (800)636-9242.

*	Please notify us immediately if you are having problems receiving this telecopy.

Fund Manager: Vincent Lai
Deputy Fund Manager: Jovi Chen

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